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                                                                     EXHIBIT 8.2

                               November 12, 1996



WorldCom, Inc.
515 East Amite Street
Jackson, Mississippi  39201

Gentlemen:

        We have acted as counsel to WorldCom, Inc., a Georgia corporation ("WorldCom"), and HIJ Corp., a Delaware corporation and a wholly owned subsidiary of WorldCom ("Sub"), in connection with the proposed merger (the "Merger") of Sub with and into MFS Communications Company, Inc., a Delaware Corporation ("MFS"), pursuant to the Agreement and Plan of Merger, dated as of August 25, 1996, by and among WorldCom, Sub and MFS (the "Merger Agreement"). The delivery of an opinion on the effective date of the Merger, in substantially the form hereof, is a condition to the obligations of WorldCom and MFS pursuant to Section 6.1.8 of the Merger Agreement.

        In rendering our opinion, we have examined the Merger Agreement, the Joint Proxy Statement/Prospectus which is included in Schedule 14A previously filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and such other documents as we deem relevant for purposes of this opinion.

        In rendering our opinion, we have assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement and as described in the Joint Proxy Statement/Prospectus and that none of the terms and conditions contained therein will have been waived or modified in any respect prior to the effective date of the Merger. We have also assumed that the Joint Proxy Statement/Prospectus reflects all the material facts of the Merger and those involving WorldCom, Sub and MFS. Our opinion is expressly conditioned on, among other things, the assumption that, on or prior to the effective date of the Merger we will be provided with officers' certificates executed by executives of WorldCom and MFS, in form and substance satisfactory to us, setting forth representations as to certain matters relating to WorldCom, Sub and MFS and the Merger. In addition, our opinion is expressly conditioned on, among other things, the accuracy as of the date hereof,
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WorldCom, Inc.
November 12, 1996
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and the continuing accuracy, of all of such facts, information, covenants, statements and representations through and as of the effective date of the Merger. Any material changes in the facts referred to, set forth or assumed herein, the Joint Proxy Statement/Prospectus or the representations referred to above may affect the conclusions stated herein.

        We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We have also assumed that the Merger qualifies as a statutory merger under the laws of the State of Delaware.

        In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder by the Treasury Department (the "Regulations"), pertinent judicial authorities, rulings of the Internal Revenue Service (the "Service") and such other authorities as we have considered relevant. It should be noted that such laws, Code, Regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change in any of the authorities upon which our opinion is based could affect our conclusions herein.

        Based solely upon and subject to the foregoing, we are of the opinion that under present law for federal income tax purposes the Merger will constitute a reorganization within the meaning of section 368(a) of the Code.

        Except as expressly set forth above, we express no other opinion. This opinion is for your benefit and is not to be used, circulated, quoted or otherwise referred to for any purpose except that we consent to the filing of this opinion as Exhibit 8.2 of the Registration Statement to be filed with the Securities and Exchange Commission and the references to Bryan Cave LLP in the sections of the Registration Statement entitled "Summary -- Certain Federal Income Tax Consequences" and "Plan of Merger -- Certain Federal Income Tax Consequences." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                        Very truly yours,



                                        /s/  Bryan Cave LLP